Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
February 8, 2017
American Equity Reports Fourth Quarter and Full Year 2016 Results
Company Highlights

•	Fourth quarter 2016 net income of $120.8 million or $1.35 per diluted common share; Full year 2016 net income of $83.2 million or $0.97 per diluted common share

•	Fourth quarter 2016 non-GAAP operating income[1] of $56.0 million or $0.63 per diluted common share; Full year 2016 non-GAAP operating income[1] of $122.3 million or $1.43 per diluted common share

•	Policyholder funds under management of $45.2 billion, up 1.7% from September 30, 2016 and 9.6% for the year

•	Fourth quarter 2016 investment spread of 2.62%

•	Non-GAAP operating income[1] return on average equity[1] of 6.7%; excluding unlocking and assumption revisions, non-GAAP operating income[1] return on average equity[1] of 10.8%

•	Risk-based capital ratio of 342%

•	Annual cash dividend of $0.24 per share
WEST DES MOINES, Iowa (February 8, 2017) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities, today reported fourth quarter 2016 net income of $120.8 million, or $1.35 per diluted common share, compared to net income of $33.8 million, or $0.40 per diluted common share, for fourth quarter 2015. For the year ended December 31, 2016, net income was $83.2 million, or $0.97 per diluted common share, compared to $219.8 million, or $2.72 per diluted common share, for the year ended December 31, 2015.
Non-GAAP operating income1 for the fourth quarter of 2016 was $56.0 million, or $0.63 per diluted common share, compared to non-GAAP operating income1 of $50.1 million, or $0.60 per diluted common share, for fourth quarter 2015. For the year ended December 31, 2016, non-GAAP operating income1 was $122.3 million, or $1.43 per diluted common share, compared to $195.8 million, or $2.42 per diluted common share, for the year ended December 31, 2015.
Fourth quarter 2016 operating expenses benefited from a $2.3 million reduction in an accrual for potential guarantee fund assessments. On an after tax basis, both net income and non-GAAP operating income1 benefited by approximately $1.5 million, or $0.02 per share, for this item.

POLICYHOLDER FUNDS UNDER MANAGEMENT UP 1.7% ON $1.4 BILLION OF SALES
Policyholder funds under management at December 31, 2016 were $45.2 billion, a $743 million or 1.7% increase from the end of the third quarter. Fourth quarter sales were $1.4 billion before coinsurance ceded and $1.1 billion after coinsurance ceded. Gross sales and net sales for the quarter were down substantially from the record quarterly sales posted in fourth quarter of 2015. On a sequential basis, gross sales were down 10% with net sales flat.
Commenting on sales, John Matovina, Chief Executive Officer and President, said: "While we are proud to report record full year sales of $7.1 billion for 2016, slightly surpassing our previous record set in 2015, we acknowledge that the new record was achieved on the strength of strong sales in the first half of the year and an abnormally high volume of sales from multi-year rate guaranteed annuity (MYGA) products. Although our gross sales continued to slow in the fourth quarter of 2016, our net sales were essentially flat on a sequential basis and we grew invested assets and policyholder funds under management. Total sales by independent agents for American Equity Investment Life Insurance Company (American Equity Life) declined 1% sequentially while total sales by broker-dealers and banks for Eagle Life declined by $138 million or 40% sequentially. Sales of fixed index annuities (FIAs) were down 5.5% sequentially to $1.2 billion with all of the decrease attributable to reduced sales for Eagle Life."
Commenting on the competitive environment, Matovina added: “Competition in both of our distribution channels has been escalating and we've seen rates from several of our competitors that are appreciably above where they were a year ago, even though investment yields are only modestly higher than a year ago. We also suspect that actions to conform to the pending Department of Labor (DOL) conflict of interest fiduciary rule may be distracting from marketing activities and playing a role in lower sales. In some cases, registered representatives may be positioning money away from annuities and into managed money in anticipation of the fiduciary rule. While the ability to counteract the DOL fiduciary rule behavior is outside of our control, we regularly evaluate our product terms and positioning and have several initiatives in development that will make us more competitive and may be introduced to the market during the next 90 -120 days."
Matovina continued: "The outlook for FIA sales for 2017 remains favorable driven by well understood demographic factors and the potential for further increases in interest rates. However, sales of FIAs by independent agents may come under pressure later this year if the DOL fiduciary rule is not delayed or overturned through litigation. While the DOL's recently proposed Best Interest Contract Exemption for Insurance Intermediaries (the IMO Exemption) could facilitate continued sales of FIAs subject to the fiduciary rule by independent insurance agents, we believe the proposed requirements may arbitrarily and unnecessarily prevent some highly qualified insurance intermediaries from obtaining Financial Institution status and even if the proposed exemption is finalized prior to April 2017, the eligible insurance intermediaries may not have sufficient time to meet the proposed requirements. Regardless of how this situation resolves itself, we will be introducing several traditional fixed rate annuities with a competitive lifetime income benefit rider to the market early next month. We believe these products offer safety of principal and guaranteed lifetime income desired by retirement account holders, while qualifying for distribution under the less onerous PTE 84-24 exemption."

INVESTMENT SPREAD STABILIZES AS CASH BALANCE NORMALIZES
American Equity’s investment spread was 2.62% for the fourth quarter of 2016 compared to 2.57% for the third quarter of 2016 and 2.67% for the fourth quarter of 2015. On a sequential basis, the average yield on invested assets increased approximately one basis point while the cost of money declined four basis points..
Average yield on invested assets continued to be unfavorably impacted by the investment of new premiums and portfolio cash flows at rates below the portfolio rate. The average yield on fixed income securities purchased and commercial mortgage loans funded in the fourth quarter of 2016 was 3.71% compared to 3.31%, 3.95% and 4.14%, respectively, in the third, second and first quarters of 2016. However, the unfavorable impact from new money investment yields was offset by fee income from bond transactions and prepayment income which added seven basis points to the fourth quarter average yield on invested assets compared to four basis points in the third quarter 2016 and a reduction in the average balance for cash and short-term investments. The average balance for cash and short-term investments was $307 million in the fourth quarter compared to $1.2 billion in the third quarter 2016.
The aggregate cost of money for annuity liabilities decreased by four basis points to 1.85% in the fourth quarter of 2016 compared to 1.89% in the third quarter of 2016. This decrease reflected continued reductions in crediting rates. The benefit from over hedging the obligations for index linked interest was two basis points for both the fourth and third quarters of 2016.
Commenting on investment spread, John Matovina said: “Fourth quarter spread results benefited from reducing our excess cash and short-term investment balances to just $29 million at the end of the quarter and the increase in fee income from bond transactions and prepayment income. However, similar to the first three quarters of the year, the decrease in the cost of money from reductions in rates on our policy liabilities was less than the decrease in the average yield on investments that resulted from the investment of new premiums and portfolio cash flows in high quality investments with yields below our portfolio rate. Even with interest rates appreciably higher today than where they were at the time of our last earnings release, the yields available to us on investments that meet our high quality parameters remain below our portfolio rate and will continue to pressure our spread results. We will continue to achieve reductions in our cost of money through renewal rate adjustments that will be implemented on policy anniversary dates over the remainder of this year. We continue to have flexibility to reduce our crediting rates, if necessary, and could decrease our cost of money by approximately 0.49% through further reductions in renewal rates to guaranteed minimums should the investment yields currently available to us persist."

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss fourth quarter 2016 earnings on Thursday, February 9, 2017 at 8:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 855-865-0606, passcode 53231690 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through February 16, 2017 at 855-859-2056, passcode 53231690 (international callers will need to dial 404-537-3406).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.

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American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Dollars in thousands, except per share data)
Revenues:
Premiums and other considerations	$12,233	$10,679	$43,767	$36,048
Annuity product charges	48,275	37,102	173,579	136,168
Net investment income	475,633	438,262	1,849,872	1,692,192
Change in fair value of derivatives	95,391	69,338	164,219	(336,146)
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	844	(151)	11,524	10,211
OTTI losses on investments:
Total OTTI losses	(10,015)	(15,415)	(21,349)	(25,547)
Portion of OTTI losses recognized in (from) other comprehensive income	455	2,068	(1,330)	6,011
Net OTTI losses recognized in operations	(9,560)	(13,347)	(22,679)	(19,536)
Total revenues	622,816	541,883	2,220,282	1,518,937

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	14,916	12,829	52,483	45,458
Interest sensitive and index product benefits	237,737	165,622	725,472	968,053
Amortization of deferred sales inducements	123,770	57,112	251,166	209,390
Change in fair value of embedded derivatives	(151,099)	118,414	543,465	(464,698)
Interest expense on notes and loan payable	7,599	6,873	28,248	28,849
Interest expense on subordinated debentures	3,331	3,101	12,958	12,239
Amortization of deferred policy acquisition costs	175,526	99,243	374,012	286,114
Other operating costs and expenses	23,445	25,731	102,231	96,218
Total benefits and expenses	435,225	488,925	2,090,035	1,181,623
Income before income taxes	187,591	52,958	130,247	337,314
Income tax expense	66,795	19,182	47,004	117,484
Net income	$120,796	$33,776	$83,243	$219,830

Earnings per common share	$1.37	$0.41	$0.98	$2.78
Earnings per common share - assuming dilution	$1.35	$0.40	$0.97	$2.72

Weighted average common shares outstanding (in thousands):
Earnings per common share	88,211	81,733	84,793	78,937
Earnings per common share - assuming dilution	89,178	83,851	85,605	80,961

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income, the Company has consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations. The most significant adjustments to arrive at operating income eliminate the impact of fair value accounting for our fixed index annuity business and are not economic in nature but rather impact the timing of reported results. The Company believes measures excluding their impact are useful in analyzing operating trends and the combined presentation and evaluation of operating income together with net income provides information that may enhance an investor’s understanding of its underlying results and profitability.
Reconciliation from Net Income to Operating Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Dollars in thousands, except per share data)
Net income	$120,796	$33,776	$83,243	$219,830
Adjustments to arrive at operating income: (a)
Net realized investment (gains) losses, including OTTI	6,436	8,572	7,188	5,737
Change in fair value of derivatives and embedded derivatives - index annuities	(103,444)	17,222	56,634	(44,055)
Change in fair value of derivatives and embedded derivatives - debt	(3,748)	(1,450)	(1,265)	1,296
Litigation reserve	—	—	(1,957)	—
Income taxes	35,927	(7,979)	(21,499)	13,012
Operating income (a non-GAAP financial measure)	$55,967	$50,141	$122,344	$195,820

Per common share - assuming dilution:
Net income	$1.35	$0.40	$0.97	$2.72
Adjustments to arrive at operating income:
Net realized investment (gains) losses, including OTTI	0.07	0.10	0.08	0.07
Change in fair value of derivatives and embedded derivatives - index annuities	(1.16)	0.21	0.66	(0.54)
Change in fair value of derivatives and embedded derivatives - debt	(0.04)	(0.02)	(0.01)	0.01
Litigation reserve	—	—	(0.02)	—
Income taxes	0.41	(0.09)	(0.25)	0.16
Operating income (a non-GAAP financial measure)	$0.63	$0.60	$1.43	$2.42

(a)
Adjustments to net income to arrive at operating income are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) where applicable.

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity (Unaudited)
Return on average equity measures how efficiently the Company generates profits from the resources provided by its net assets.  Return on average equity is calculated by dividing net income and operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").  The Company excludes AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
December 31, 2016
(Dollars in thousands)
Average Stockholders' Equity [1]
Average equity including average AOCI	$2,107,181
Average AOCI	(270,815)
Average equity excluding average AOCI	$1,836,366

Net income	$83,243
Operating income	122,344

Return on Average Equity Excluding Average AOCI
Net income	4.53%
Operating income	6.66%
1 - The net proceeds received from the Company's settlement of the two equity forward sales agreements in August 2016 are included in the computations of average stockholders' equity on a weighted average basis based upon the number of days they were available to the Company in the twelve month period. The weighted average amount is added to the simple average of (a) stockholders' equity at the beginning of the twelve month period and (b) stockholders' equity at the end of the twelve month period excluding the net proceeds received from the settlement of the two equity forward sales agreements in August 2016.